Exhibit 99.1

Atlantic Coastal Acquisition Corp. Will Redeem Its Public Shares and Will Not Consummate an Initial Business Combination

NEW YORK, N.Y., August 18, 2023 – Atlantic Coastal Acquisition Corp. (NASDAQ: ACAH) (the “Company”), a special purpose acquisition corporation, today announced that it will redeem all of its outstanding shares of Class A common stock (the “public shares”), effective as of August 18, 2023, because the Company will not consummate an initial business combination within the time period required by its Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

As stated in the Company’s Certificate of Incorporation, if the Company is unable to complete an initial business combination by June 8, 2023 (subject to certain inapplicable exceptions), the Company will:

•	cease all operations except for the purpose of winding up,

•	as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account less up to $100,000 of such net interest to pay dissolution expenses), including interest, if any, not previously released to the Company to pay taxes, by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the holders of the public shares (including the right to receive further liquidating distributions, if any), subject to applicable law, and

•	as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors of the Company in accordance with applicable law, dissolve and liquidate, subject in each case to the Company’s obligations under the General Corporation Law of the State of Delaware, as amended from time to time, to provide for claims of creditors and other requirements of applicable law. The Company has decided to withhold $100,000 to pay dissolution expenses (which were permitted to be withheld in an amount up to $100,000).

Net of taxes, the Company expects the per-share redemption price for the public shares will be approximately $10.40 (the “Redemption Amount”). The last day that the Company’s securities will trade on the Nasdaq Stock Market LLC (“Nasdaq”) will be August 18, 2023. As of August 21, 2023, the public shares will be deemed cancelled and will represent only the right to receive the Redemption Amount. After August 21, 2023, the Company shall cease all operations except for those required to wind up the Company’s business.

The Redemption Amount will be payable to the holders of the public shares upon presentation of their respective stock or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of public shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that Nasdaq will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist its securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About Atlantic Coastal Acquisition Corp.

Atlantic Coastal Acquisition Corp. (NASDAQ: ACAH) is a special purpose acquisition company focused on the future of mobility. On March 8, 2021, Atlantic Coastal announced the closing of its IPO and listing on Nasdaq. The Atlantic Coastal team is led by Chairman and CEO Shahraab Ahmad, and President and Director Burt Jordan. For more information, please visit www.atlanticcoastalacquisition.com.

Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s 10-K filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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